Exhibit 10 (f)

NON-QUALIFIED ANNUITY PERFORMANCE AGREEMENT
WESTAMERICA BANCORPORATION

This Agreement is entered into by and between DAVID PAYNE, hereinafter referred to as the “Employee,” and WESTAMERICA BANCORPORATION, a California corporation, hereinafter referred to as the “Corporation,” and is based on the following facts and representations:

A.	Employee has several years of successful experience working for Corporation, involved in management of its banking and other businesses and desires to continue to provide his personal services to Corporation and continue to contribute to its success.

B.	The parties, having negotiated and discussed this matter, wish to confirm certain aspects of their compensation arrangement by this writing. Neither of the parties hereto knows of any reason that he or it cannot perform all of the duties and obligations imposed on such party by this Agreement.

NOW THEREFORE, the parties agree:

1.     Grant of Rights

     A.     Employee surrenders his rights and grants under Corporations’ 1985 Stock Option Plan (“85 Stock Plan”) and 1995 Stock Option Plan (“95 Stock Plan”) for the calendar years 1995, 1996 and 1997, limited to all rights to become vested in and thereby acquire up to 22,700 Restricted Performance Share (“RPS”) granted pursuant to the 85 Stock Plan and 95 Stock Plan for said years.

     B.     In consideration of such surrender and Employee’s services to the Corporation, Corporation grants and awards to Employee certain specific rights to receive annuity payments as deferred compensation (the “Grants”) subject to the following terms and conditions.

2.     Payments. The amounts to be paid for each Grant will be calculated as a percentage of the average of Employee’s highest three years’ total Compensation (salary and bonus), which average will be determined at the earlier of his retirement or age 55. The percentages and amounts will be determined by the Committee in January of 1998, 1999, and 2000 and will be based on the Corporation’s achievement of the Performance Goals established for the 85 Stock Plan and the 95 Stock Plan.

3.     Qualification.

     A.     “Performance Goals” for the Qualification Periods for each of the Three Grants (“Qualification Period”) have been established by the Board of Directors of the Corporation (“Board”) and are set forth on Exhibit A attached hereto and incorporated herein by this reference.

          (1) Qualification Period #1 from January 1, 1995 to December 31, 1997 with determination to be made in January 1998;

          (2) Qualification Period #2 from January 1, 1996 to December 31, 1998 with determination to be made in January 1999; and

          (3) Qualification Period #3 from January 1, 1997 to December 31, 1999 with determination to be made in January 2000.

      B.     If, in the opinion of the Employee Benefits and Compensation Committee of the Board (the “Committee”), the Corporation has attained the specified set of Performance Goals applicable to a Grant, the scheduled amount of annuity payments to which the Grant relates shall become vestibule in the Employee over the applicable period of the Employee’s continued Relationship per the vesting provisions hereof.

     C.     If the Committee determines that any set of Performance Goals was not attained, and if no Trigger Event (as defined below) takes place, the Grant applicable to that set of Performance Goals shall terminate and shall be null and void regardless of Employee’s continued Relationship with Corporation and regardless of whether other Grants vest fully or partially in Employee.

     D.     Notwithstanding the foregoing, the Committee shall have the discretion to restate the Corporation’s financial results for purposes of such measurement in the event that the Committee determines that a significant accounting event or change has occurred. Determination by the Committee shall be final, binding, and conclusive and will be made within three months following the end of the applicable Qualification Period.

     4.     Payments. Provided Employee’s Grants become vested per the Vesting provisions of this Agreement, Employee shall receive annuity payments on the following terms and conditions:

          A.     As to each vested Grant, commencing with the first day of the month following Employee’s 55th birthday, Employee, or Employee’s designated beneficiary, shall be entitled to receive twenty annual payments per the schedule on Exhibit B attached hereto and incorporated here in by this reference.

               (1)     If all three Grants are fully vested in all respects, the annuity payments will not be less than $511,950.

               (2)     If such amount is unclear for any reason, the good faith determination of the Committee shall be conclusive.

          B.     If early vesting occurs by reason of a Trigger Event, Corporation shall establish and fund a “Rabbi Trust” arrangement for the full remaining annuity payments due to Employee.

     5.     Contingent Additional Excise Tax Restoration Payment

          A.     If it is determined that any payment or distribution of any type to or for the benefit of the Employee made by the Company, by any of its affiliates, by any person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets (within the meaning of Section 180G of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Code”) or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this resolution, an employment agreement or otherwise, would be subject to the excise tax imposed by section 4999 of the Code (or any interest or penalties with respect to such excise tax) then a calculation shall be made to determine if the Employee shall be entitled to receive an additional payment (an “Excise Tax Restoration Payment”). The calculation will determine the amount, if any, by which (1) the excise tax due as a result of the Change in Control exceeds (2) the excise tax that would have been due if the Employee had not surrendered the 1995, 1996, and 1997 RPS grants. The excess amount determined per the preceding sentence, the incremental excise tax, shall be, together with any interest or penalties due thereon, collectively referred to as the “Excise Tax.”

          B.     All mathematical determinations and all determinations of whether any of the annuity or any other payments to Employee are “parachute payments” (within the meaning of section 280G of the Code) that are required to be made under this

Agreement, including all determinations of whether an Excise Tax Restoration Payment is required, of the amount of such Excise Tax Restoration Payments, shall be made by the independent auditors retained by the Corporation most recently prior to the Change in Control (the “Auditors”), who shall provide their determination (the “Determination”), together with detailed supporting calculations regarding the amount of any Excise Tax Restoration Payment and any other relevant matters, both to the Corporation and to the Employee within seven business days of the Employee’s termination date, if applicable, or such earlier time as is required by the Corporation or by the Employee (if the Employee reasonably believes that any of the annuity payments may be subject to the Excise Tax). If the Auditors determine that no Excise Tax is payable by the Employee, it shall furnish the Employee with a written statement that such Auditors have concluded that no Excise Tax is payable as a result of the annuity (including the reasons therefore) and that the Employee has substantial authority not to report any Excise Tax on the Employee’s personal federal income tax return. Any determination by the Auditors shall be binding upon the Corporation and the Employee, absent manifest error.

          C.     If an Excise Tax Restoration Payment is determined to be payable, then the Corporation shall make an Excise Tax Restoration Payment to Employee in an amount that shall fund the payment by the Employee of any Excise Tax plus 1) the amount necessary to “gross up” the payment to cover all income taxes imposed on the Excise Tax Restoration Payment in that year at Employee’s applicable federal and state income tax rates, 2) any Excise Tax imposed on the Excise Tax Restoration Payment and 3) any interest or penalties imposed with respect to taxes on the Excise Tax Restoration Payment or any amount of the Excise Tax. The payment shall be paid to the Employee within five business days after the Determination is delivered to the Corporation or the Employee.

          D.     As a result of uncertainty in the application of section 4999 of the Code at the time of the initial determination by the Auditors hereunder, it is possible that Excise Tax Restoration Payments not made by the Corporation should have been made (“Underpayment”) or that Excise Tax Restoration Payments will have been made by the Corporation which should not have been made (“Overpayments”). In either event, the Auditors shall determine the amount of the Underpayment or Overpayment that has occurred. In the case of an Underpayment, the amount of such Underpayment shall promptly be paid by the Corporation to or for the benefit of the Employee. In the case of an Overpayment, the Employee shall, at the direction and expense of the Corporation, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from and procedures established by, the Corporation and otherwise reasonably cooperate with the Corporation to correct such Overpayment; provided, however, that (i) the Employee shall in no event be obligated to return to the Corporation an amount greater than the net after-tax portion of the Overpayment that the Employee has retained or has recovered as a refund from the applicable taxing authorities and (ii) this provision shall be interpreted in a manner consistent with the intent of this Agreement, which is to make the Employee whole, on an after-tax basis, for the application of the Excise Tax. It is understood that the correction of an Overpayment may result in the Employee’s repaying to the Corporation an amount which is less than the Overpayment.

          E.     If for any reason withholding at the source is required for the Excise Tax, the Corporation will pay the required amounts directly, including but not limited to the amount required to be withheld from the payments to Employee.

     6.     Vestibility and Vesting.

          A.     Full Vesting

                (1)     Grants shall fully vest in Employee provided:

                    (a)     Employee has a continuous Relationship with Corporation or one of its affiliates as an employee, director or chairman (“Relationship”) during the period from the execution hereof and ending 12/31/02; and

                    (b)     The Committee finds that the Performance for each applicable Qualification Period were achieved.

               (2)     Also the Grants shall fully vest in Employee if a Trigger Event occurs with respect to the Employee prior to 12/31/02 provided:

                    (a)     Employee has a continuous Relationship with Corporation during the period from the execution hereof and ending with the occurrence of the first Trigger Event to occur; and

                    (b)     The Committee finds that the Performance Goals for the Qualification Period applicable to that Grant were achieved, or if the Trigger Event, other Than Change of Control, occurs prior to such achievement, the Committee finds that the Corporation is likely to meet its performance goals for such Qualification Period. If a Change of Control occurs, the Grants will fully vest immediately.

          B.     Partial Vesting

          (1)     Once the Committee finds that the Performance Goals for a specific Grant’s Qualification Period were achieved, that Grant shall vest on an annual prorate basis per the schedule on Exhibit C attached hereto and incorporated herein by this reference. That is, should Employee voluntarily retire from any Relationship with Corporation prior to 12/31/02, he shall be entitled, commencing with the first day of the year following Employee’s 55th birthday, to receive only that amount of each separate Grant which vested prior to his termination date.

     7.     Termination of Rights

          A.     If the Employee ceases his bona fide Relationship with the Corporation for reasons other than a Trigger Event prior to 1/1/98, the Grants shall terminate and the Grants shall become null and void.

          B.     If the Employee ceases his bona fide Relationship with the Corporation for reasons other than a Trigger Event after 12/31/98 but prior to 12/31/02, some portion of the Grants will not vest per Schedule C, and that portion shall be null and void.

               (1)     Whether an authorized leave of absence or absences for governmental or military service constitutes a termination of employment for purposes of this Agreement shall be determined by the Committee; provided, however, that an authorized leave of absence for six months or less which does not in fact exceed six months shall not constitute a termination of employment for purposes of this Agreement.

          C.     Termination of the Employee’s Relationship by the Corporation for any of the following reasons shall constitute Good Cause and such termination shall not be deemed a Trigger Event, and no unvested Grants shall vest in the Employee:

               (1)     Employee’s failure to comply with any of the material terms or conditions of this Agreement, or failure to substantially perform his duties and/or obligations as established from time to time after the receipt of a written notice of the matters which need correction by Corporation to Employee and a reasonable opportunity to correct same;

               (2)     Employee’s exhibition of material disloyalty to Corporation, Employee’s material insubordination, or Employee’s engagement in substantially competing activities, Employee’s conviction of a crime involving moral turpitude, or the equivalent of one of the foregoing in the opinion of the Board.

                     (a)     In any such event, it is the intention of the Corporation to provide Employee with an opportunity to be heard and a reasonable opportunity to correct his actions before the termination for cause becomes effective. The period of time for such hearing and corrective activities shall depend upon the nature of the default(s) involved, but shall be reasonable.

                    (b)     During the term of Employee’s employment relationship with Corporation, competition with Corporation will be deemed to exist if the Board finds that Employee is engaging in any other employment, occupation, consultation or other activity relating to the present or anticipated business, services or activities of Corporation, or otherwise conflicting with any obligations of the Employee to Corporation, whether directly or indirectly, through a sole proprietorship, partnership, corporation or any other form of entity in which he has any equity or debt interest or for which he is rendering any form of services as an employee, consultant, or otherwise, or assist others in so doing. It is acknowledged that Corporation’s business is the ownership and management of banking operations in and about Northern and Central California. The foregoing is not intended to restrict Employee’s right to acquire and hold stock or debt in publicly traded companies or in private companies or activities.

     8.     Trigger Events. The Trigger Events are:

          A.     Employee’s death.

          B.     Employee’s disability: as defined in IRC Section 22(e)(3).

          C.     Termination of Relationship without Good Cause: Corporation’s cessation of Employee’s role as an employee, director and chairman of Corporation or its affiliates without Good Cause.

          D.     Change of Control: If either (i) the shareholders of the Corporation approve a dissolution or liquidation of the Corporation or a sale of all or substantially all of the Corporation’s assets to another corporation, or (ii) a tender within the meaning of Section 14 of the Securities Exchange Act of 1934, as amended, is made for five percent (5%) or more of the Corporation’s outstanding Common Stock by any person other than the Corporation or any of its Subsidiaries or (iii) any other event occurs which materially affects the control or operation of the Corporation.

     9.     Additional Terms of Payments.

          A.     In the event of Employee’s death prior to full payout, annual payments shall be made to such party or parties designated as Employee shall direct Corporation in writing, or if not, then to Employee’s estate.

          B.     Except as otherwise stated herein, this arrangement shall be unfunded, unsecured and subject o all the risks of Corporation’s business and continuing viability.

          C.      This annuity arrangement is not intended to be qualified with the IRS, the Department of Labor, or any other governmental agency or body under ERISA or any other law for any purpose. It is solely a private arrangement between Employee and Corporation.

     10.     Income Taxes.

          A.     The Employee recognizes that the annuity payments will be taxable income equal to the amount paid when received. The Employee agrees to make arrangements, prior to the date of receipt, to satisfy any applicable federal, state, or local income, employment, and other taxes which are required to be paid. The Employee may elect to satisfy the Employee’s obligation by directing the Corporation to withhold taxes at the source of the payment.

           B.     Payment of the annuity payments to Employee may be subject to any required withholding by U.S., California or any other law which may apply at the time for payments, and the net payments to Employee shall thereby be appropriately reduced. To the extend that any such law requires an “employer’s contribution” or the equivalent, Corporation shall pay same on account of its former employee and ot deduct same from Employee’s payments.

          C.     The foregoing is subject to the additional benefit to be provided to Employee4 for any “golden parachute excise taxes” and any tax thereon as described above in paragraph 5.

     11.     No Immediate Rights/Grants. The Employee shall have no rights to the payments to which the Grants relate until the date the right to payment is vested as provided in this Agreement.

     12.     No Effect on Terms of Employment. Subject to the terms of any written employment contract to the contrary, neither the execution of this Agreement, nor the issuance of the Grants shall confer upon the Employee any right to or guarantee of continued employment by the Corporation or any of its subsidiaries or in any way limit the right of the Corporation or such subsidiaries to terminate or change the terms of the Employee’s employment at any time and for any reason whatsoever. Nothing herein is intended to imply a term for Employee’s employment or to change the character of his employment from being “at will” and at Corporation’s pleasure and discretion. Nothing in this Agreement shall affect the Employee’s right to participate in and receive benefits from and in accordance with the then current provisions of any applicable employee benefit plan or program of the Corporation, except those pertaining to the 85 Stock Plan and the 95 Stock Plan as waived above.

     13.     Limitation on Transfer. Prior to vesting as described herein, the Grants awarded hereunder are not transferable by operation of law or otherwise. In the event of any attempt by the Employee to alienate, assign, pledge, hypothecate or otherwise dispose of the Grants or of any right hereunder, or in the event of the levy of any attachment, execution or similar process upon the rights or interest hereby conferred, the Corporation at its election may terminate the Grants by notice to the Employee and the Grants shall thereupon become null and void.

     14.     Binding Effect. This Agreement shall be binding on and shall benefit each of the parties hereto, their respective heirs, representatives, successors and assigns, but shall not be assignable by Employee without the prior written consent of Corporation.

     15.     Severability. If any word, phrase, clause, sentence, provision, or paragraph of this Agreement is or shall be held invalid or unlawful for any reason, the same shall be deemed severed from the remainder hereof, and stricken therefrom, and shall in no way affect or impair the validity of this Agreement or any portion thereof, and this Agreement shall otherwise remain in full force and effect.

     16.     No Waiver. No course of dealing between the parties, nor any failure or delay to exercise any right, power, or privilege hereunder shall operate as a waiver of such right, power, or privilege; no shall any single or partial exercise of same preclude any other or further exercise thereof or of any other right, power, or privilege. The failure of either party at any time to require performance by the other party of any provision hereof shall not be taken or held to be waiver of the provision itself.

      17.     Interpretation of Agreement. All matters of interpretation of this Agreement, including the terms and conditions thereof and the definitions of the words used therein, shall be in the sole and final discretion of the Committee.

     18.     Governing Law. This Agreement shall be deemed a contract made under California law, and the rights and obligations of the parties shall be governed by and construed in accordance with such law.

     19.     Nondisclosure. Each party hereto agrees that during the term of this Agreement he will not publicize or otherwise disclose the terms and conditions hereof, except:

          A.     With the prior written consent of the other party.

          B.     In response to an order of a court or authority having jurisdiction to call therefore;

          C.     To one’s attorney or spouse provided the communication is privileged and confidential;

          D.     As may be required by law, including, but not limited to, Federal securities laws; or

          E.      As may be necessary to establish or enforce his rights hereunder.

     20.     Entire Agreement. This instrument contains all of the agreements, understandings, representations, conditions, warranties and covenants made between the parties hereto with respect to this annuity arrangement for Employee. The parties shall only be liable for representations included in this written document and no others. All modifications and amendments hereto must be in writing and signed by the party or parties to be charged with the increased or changed obligation.

     21.     Jointly Construed. This document will be deemed to have been jointly drafted and shall not be construed in favor of or against any party as the drafter or creator hereof.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective this 19th day of November, 1997.

CORPORATION:	WESTAMERICA BANCORPORATION
By: /s/ Patrick D. Lynch PATRICK D. LYNCH, Chairman, Employee Benefits and Compensation Committee

EMPLOYEE:	/s/ David Payne DAVID PAYNE, Chairman, President & CEO